                                                      EXHIBIT EX-11


           STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      TRANSAMERICA CORPORATION


                                        Three months ended March 31,
                                              1994         1993
                                        (Dollar amounts in millions,
                                           except for share data)
Primary

Average shares outstanding                     75.8        79.3
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price                    1.4*        1.3*
                                               ____        ____
                                  TOTAL        77.2        80.6
                                               ====        ====

Net income                                   $103.0       $91.8
Preferred dividends                            (5.8)       (6.0)
                                             ______       _____
Net income to common                         $ 97.2       $85.8
                                             ======       =====

Per share amount                              $1.28       $1.08
                                              =====       =====

Fully Diluted

Average shares outstanding                     75.8        79.3
Net effect of dilutive stock options--
  based on the treasury stock method
  using the market price at quarter end
  if higher than the average market
  price for three months                        1.4*        1.7*
                                               ____        ____
                                  TOTAL        77.2        81.0
                                               ====        ====

Net income                                   $103.0       $91.8
Preferred dividends                            (5.8)       (6.0)
                                             ______       _____
Net income to common                         $ 97.2       $85.8
                                             ======       =====

Per share amount                             $ 1.28       $1.08
                                             ======       =====

*Not included in per share calculation because effect is less than 3%.